UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event Reported): August 12, 2014

HYPERION THERAPEUTICS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-35614	61-1512713
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2000 Sierra Point Parkway, Suite 400 Brisbane, California 94005
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (650) 745-7802

________________________________________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective August 11, 2014, the Board of Directors (the "Board") of Hyperion Therapeutics, Inc. (the "Company") elected Theodore "Ted" Schroeder to serve as a Class III director of the Company, filling a vacancy created by the resignation of David Gryska from the Board in March 2014. As a Class III director, Mr. Schroeder will serve until his re-election at the annual meeting of stockholders to be held in 2015 or until his successor is elected and qualified. At this time, Mr. Schroeder has not been appointed to a committee of the Board. There is no arrangement or understanding pursuant to which Mr. Schroeder was elected as a director and there are no related party transactions between the Company and Mr. Schroeder.

For Mr. Schroeder's service on the Board, Mr. Schroeder will receive a pro rata portion of the annual retainer of $45,000. All amounts will be paid in quarterly installments. We will also reimburse Mr. Schroeder for his travel expenses incurred in connection with his attendance at Board meetings. In addition, as a newly appointed non-employee director, Mr. Schroeder will receive a one-time initial award to purchase the Company's common stock ("Common Stock") valued at $160,000, which will be composed of 50% stock options and 50% restricted stock units, each of which will vest monthly over a four-year period subject to continued service on the Board. Thereafter, Mr. Schroeder will receive an annual award to purchase Common Stock valued at $115,000, which will be composed of 50% stock options and 50% restricted stock units, each of which will vest on the one-year anniversary of the date of grant, subject to continued service on the Board.

Item 8.01. Other Events.

On August 12, 2014, the Company issued a press release announcing the election of Mr. Schroeder to the Board, a copy of which is attached as Exhibit 99.1 hereto.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release, dated August 12, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 12, 2014	Hyperion Therapeutics, Inc.
	By:	/s/ Jeffrey S. Farrow Jeffrey S. Farrow Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated August 12, 2014.